Exhibit 5

DAY PITNEYLLP
Attorneys at Law

7 Times Square, Times Square Tower
New York, NY  10036
T: (212) 297 5800  F: (212) 916 2940

October 15, 2012
1st Constitution Bancorp
2650 Route 130
P.O. Box 634
Cranbury, New Jersey 08512

Re:	1st Constitution Bancorp - Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by 1st Constitution Bancorp, a New Jersey corporation (the “Company”), relating to 300,000 shares of the Company’s common shares, no par value (the “Securities”), which may be issued pursuant to the 1st Constitution Bank 401(k) Retirement Savings Plan (the “Plan”).

In connection with our opinion, we have examined the Plan and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company (the “Board”) and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities shall have been duly issued in the manner contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of  the corporate law of the State of New Jersey. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

DAY PITNEY LLP